Exhibit 99-1

For Immediate Release

Goldfield Records Strong Results for 2005

MELBOURNE, Florida, March 27, 2006 - The Goldfield Corporation (AMEX: GV), a leading provider of electrical construction services in the southeastern United States and a developer of condominiums, today announced strong results for the year ended December 31, 2005:

•	Revenue increased 20.4% to $39.3 million from $32.7 million in 2004.

•	Operating income increased to $4.0 million from a $0.5 million loss in 2004.

•	Net income rose to $2.3 million ($.09 per share) from a $0.4 million loss ($.01 loss per share) in 2004.

Results for the fourth quarter of 2005 mirrored the markedly improved yearly results. For the quarter ended December 31, 2005 (compared to like period in 2004):

•	Revenue increased 85% to $10.4 million from $5.6 million.

•	Net income reached $0.9 million ($.03 per share) from a $0.7 million loss ($.03 loss per share).

Commenting on the 2005 results, John H. Sottile, president of Goldfield, said, “Our electrical construction and real estate development segments contributed equally to our strong bottom line.  Although electrical construction revenue remained unchanged, operating efficiencies produced improved profit margins, resulting in a more than three-fold increase in electrical construction operating income to $3.3 million from $0.8 in 2004.  Revenue from real estate development more than doubled to $10.6 million from $3.9 million in 2004 and produced a more than three-fold increase in operating income to $3.3 million from $0.8 million in 2004.  Real estate development benefited from the substantial completion of our successful 40-unit Oak Park condominium project.

Looking ahead to 2006, Mr. Sottile commented, “We start 2006 on a very solid footing.  At January 31, our electrical construction backlog had increased over four-fold to $24 million from $5.8 million at the same point in 2005 and our real estate segment’s backlog had almost doubled to approximately $16.9 million from $8.4 million at the same point last year.  The first phase of our new Pineapple House project is now under construction, with binding sales contracts for approximately two-thirds of the units.  We expect to start recognizing revenue from this project during the first quarter of this year.”

About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end condominium projects on Florida’s east coast.

Statements in this release are based on current expectations. These statements are forward-looking, and actual results may differ materially. For further details, see the company’s filings with the Securities and Exchange Commission.

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Further Information
Investors:
The Goldfield Corporation, 321-724-1700 or investorrelations@goldfieldcorp.com

THE GOLDFIELD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31

	2005	2004	2005	2004

Revenue
Electrical construction	$8,619,746	$5,602,879	$28,780,681	$28,823,061
Real estate development	1,766,301	—	10,563,404	3,864,835

Total revenue	10,386,047	5,602,879	39,344,085	32,687,896

Costs and expenses
Electrical construction	6,367,732	5,506,045	22,990,605	25,812,330
Real estate development	1,130,107	60,809	6,364,280	2,819,506
Depreciation and amortization	556,796	599,449	2,360,656	2,140,724
Selling, general and administrative	775,284	437,007	3,603,091	2,376,134
Provision for doubtful accounts	—	—	23,542	—
Other general expenses	13,123	5,955	25,351	4,903

Total costs and expenses	8,843,042	6,609,265	35,367,525	33,153,597

Total operating income (loss)	1,543,005	(1,006,386)	3,976,560	(465,701)

Other income (expenses), net
Interest income	27,288	31,310	104,642	91,535
Interest expense, net	(42,812)	(32,914)	(141,032)	(72,435)
Other income, net	12,724	26,319	20,460	76,275

Total other income (expenses), net	(2,800)	24,715	(15,930)	95,375

Income (loss) from continuing operations before income taxes	1,540,205	(981,671)	3,960,630	(370,326)
Income taxes, (benefit)	627,525	(383,562)	1,582,121	(80,558)

Income (loss) from continuing operations	912,680	(598,109)	2,378,509	(289,768)
Loss from discontinued operations	(31,403)	(86,109)	(56,222)	(98,006)

Net income (loss)	$881,277	$(684,218)	$2,322,287	$(387,774)

Earnings per share of common stock - basic and diluted
Continuing operations	$0.04	$(0.02)	$0.09	$(0.01)

Discontinued operations	—	—	—	—

Net income (loss)	$0.03	$(0.03)	$0.09	$(0.01)

Weighted average common shares and equivalents used in the calculations of earnings per share
Basic	25,536,322	26,149,668	25,642,528	26,250,350

Diluted	25,563,929	26,149,668	25,677,518	26,250,350